Execution Version

Regal-Beloit Corporation

$500,000,000 Series 2011A Senior Notes

$75,000,000 Series 2011A 4.99% Senior Notes, Tranche A, due July 14, 2021
$75,000,000 Series 2011A 5.09% Senior Notes, Tranche B, due July 14, 2023
$84,000,000 Series 2011A 4.09% Senior Notes, Tranche C, due July 14, 2018
$94,000,000 Series 2011A 4.77% Senior Notes, Tranche D, due July 14, 2021
$95,000,000 Series 2011A 4.87% Senior Notes, Tranche E, due July 14, 2023
$16,000,000 Series 2011A 4.09% Senior Notes, Tranche F, due July 14, 2018
$61,000,000 Series 2011A 4.77% Senior Notes, Tranche G, due July 14, 2021

________________

Note Purchase Agreement

________________

Dated as of July 14, 2011

Schedule A—Information Relating to Purchasers

Schedule B—Defined Terms

Schedule 4.9 — Changes in Corporate Structure

Schedule 5.4—Subsidiaries of the Company, Ownership of Subsidiary Stock, Affiliates

Schedule 5.5 — Financial Statements

Schedule 5.8 — Litigation

Schedule 5.11 — Licenses, Permits, Etc.

Schedule 5.15 — Existing Debt

Schedule 10.3 — Subsidiary Debt

Schedule 10.5 — Existing Liens

Exhibit 1(a)—Form of 4.99% Series 2011A Senior Notes, Tranche A, due July 14, 2021

Exhibit 1(b)—Form of 5.09% Series 2011A Senior Notes, Tranche B, due July 14, 2023

Exhibit 1(c)—Form of 4.09% Series 2011A Senior Notes, Tranche C, due July 14, 2018

Exhibit 1(d)—Form of 4.77% Series 2011A Senior Notes, Tranche D, due July 14, 2021

Exhibit 1(e)—Form of 4.87% Series 2011A Senior Notes, Tranche E, due July 14, 2023

Exhibit 1(f)—Form of 4.09% Series 2011A Senior Notes, Tranche F, due July 14, 2018

Exhibit 1(g)—Form of 4.77% Series 2011A Senior Notes, Tranche G, due July 14, 2021

Exhibit 2.3 — Form of Subsidiary Guaranty

Exhibit 4.4(a) — Form of Opinion of General Counsel to the Company

Exhibit 4.4(b) — Form of Opinion of Special Counsel to the Company

Exhibit 4.4(c) — Form of Opinion of Special Counsel to the Purchasers

Exhibit S — Form of Supplement to Note Purchase Agreement

Regal-Beloit Corporation
200 State Street
Beloit, WI 53511

$500,000,000 Series 2011A Senior Notes

$75,000,000 Series 2011A 4.99% Senior Notes, Tranche A, due July 14, 2021
$75,000,000 Series 2011A 5.09% Senior Notes, Tranche B, due July 14, 2023
$84,000,000 Series 2011A 4.09% Senior Notes, Tranche C, due July 14, 2018
$94,000,000 Series 2011A 4.77% Senior Notes, Tranche D, due July 14, 2021
$95,000,000 Series 2011A 4.87% Senior Notes, Tranche E, due July 14, 2023
$16,000,000 Series 2011A 4.09% Senior Notes, Tranche F, due July 14, 2018
$61,000,000 Series 2011A 4.77% Senior Notes, Tranche G, due July 14, 2021

Dated as of
July 14, 2011

To the Purchasers listed in
the attached Schedule A:

Ladies and Gentlemen:

Regal-Beloit Corporation, a Wisconsin corporation (the “Company”), agrees with the Purchasers listed in the attached Schedule A (the “Purchasers”) to this Note Purchase Agreement (this “Agreement”) as follows:

Section 1. Authorization of Notes.

Section 1.1. Description of Notes.  The Company will authorize the issue and sale of the following Senior Notes:
Issue	Series and/or Tranche	Aggregate Principal Amount	Interest Rate	Maturity Date
Senior Notes	Series 2011A, Tranche A (the “Tranche A Notes”)	$75,000,000	4.99%	July 14, 2021
Senior Notes	Series 2011A, Tranche B (the “Tranche B Notes”)	$75,000,000	5.09%	July 14, 2023
Senior Notes	Series 2011A, Tranche C (the “Tranche C Notes”)	$84,000,000	4.09%	July 14, 2018
Senior Notes	Series 2011A, Tranche D (the “Tranche D Notes”)	$94,000,000	4.77%	July 14, 2021
Senior Notes	Series 2011A, Tranche E (the “Tranche E Notes”)	$95,000,000	4.87%	July 14, 2023
Senior Notes	Series 2011A, Tranche F (the “Tranche F Notes”)	$16,000,000	4.09%	July 14, 2018
Senior Notes	Series 2011A, Tranche G (the “Tranche G Notes”)	$61,000,000	4.77%	July 14, 2021

The Senior Notes described above are collectively referred to as the “Series 2011A Notes”.  The Series 2011A Notes described above together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.2 are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement).  The Tranche A Notes, the Tranche B Notes, the Tranche C Notes, the Tranche D Notes, the Tranche E Notes, the Tranche F Notes and the Tranche G Notes shall be substantially in the form set out in Exhibit 1(a), Exhibit 1(b), Exhibit 1(c), Exhibit 1(d), Exhibit 1(e), Exhibit 1(f) and Exhibit 1(g), respectively, with such changes therefrom, if any, as may be approved by the Purchasers and the Company.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this

Agreement.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein), and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.2. Interest Rate. (a)  The Series 2011A Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal thereof from the date of issuance at their respective stated rates of interest payable semi-annually in arrears on the 14th day of January and July in each year and at maturity, commencing on January 14, 2012, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and, to the extent permitted by law, at the applicable Default Rate on any overdue payment of interest and, (i) during the continuance of an Event of Default described in paragraph (a) or (b) of Section 11, on such unpaid principal balance and on any overdue payment of any Make-Whole Amount until paid and (ii) during the continuance of any other Event of Default, at the election of the holders of more than 50% in aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes), on the unpaid principal balance and on any overdue payment of any Make-Whole Amount until paid.

(b)If, during a Transition Period, the Consolidated Debt to Consolidated EBITDA ratio exceeds 3.75 to 1.00, as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the applicable per annum interest rate payable on the Notes shall be increased by 0.25%, commencing on the first day of the first fiscal quarter following the fiscal quarter in respect of which such Certificate was delivered and continuing until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the end of the fiscal quarter in respect of which such Certificate is delivered, the Consolidated Debt to Consolidated EBITDA ratio is not more than 3.75 to 1.0.  Following delivery of an Officer’s Certificate demonstrating that the Consolidated Debt to Consolidated EBITDA ratio did not exceed 3.75 to 1.0, the additional 0.25% interest shall cease to accrue or be payable for any fiscal quarter subsequent to the fiscal quarter in respect of which such Certificate is delivered.

Section 2. Sale and Purchase of Notes.

Section 2.1. Series 2011A Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the applicable Closing provided for in Section 3, the Series 2011A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The obligations of each Purchaser hereunder are several and not joint obligations and no Purchaser shall have any obligation or any liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

Section 2.2. Additional Series of Notes.  The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its unsecured promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S, provided that the aggregate principal amount of all Additional Notes (as defined below) issued pursuant to all Supplements in accordance with the terms of this Section 2.2 shall not exceed $600,000,000.  Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential alphabetical designation inscribed thereon;

(ii)Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but subject to Section 17.1(c) all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii)each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such scheduled and/or optional prepayments, if any, on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such additional or different representations and warranties and, subject to the provisos below in this clause (iii), such additional or different covenants as shall be specified in the Supplement under which such Additional Notes are issued, and upon execution of any such Supplement this Agreement shall be deemed to be amended (a) to reflect any additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenant shall not impair, diminish or otherwise adversely modify any existing covenants contained herein, provided further, that any such additional covenants shall inure to the benefit of all holders of Notes only so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(iv)each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v)the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vi)all Additional Notes shall constitute Senior Debt of the Company and shall rank pari passu with all other outstanding Notes; and

(vii)no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a)Compliance Certificate.  A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether after giving effect to the issuance of the Additional Notes and after giving effect to the application of the proceeds thereof, the Company is in compliance with the requirements of Section 10.1 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate).

(b)Execution and Delivery of Supplement.  The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c)Representations of Additional Purchasers.  Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

(d)Execution and Delivery of Guaranty Ratification.  Provided that a Collateral Release shall not have occurred, each Subsidiary Guarantor shall execute and deliver a Guaranty Ratification in the form attached as Exhibit B to the Supplement.

Section 2.3. Subsidiary Guaranty.  (a) The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty Agreement, dated as of even date herewith, which shall be substantially in the form of Exhibit 2.3 attached hereto, and otherwise in accordance with the provisions of Section 9.7 hereof (the “Subsidiary Guaranty”).

(b)Any Subsidiary Guarantor shall be released from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor and guarantor under and in respect of each Bank Credit Agreement, provided that (i) the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists (including, without limitation, under Section 10.10 hereof), and (iii) if any fee or other form of consideration is given to any holder of Debt of the Company expressly for the purpose of such release, holders of the Notes shall receive (to be ratably divided among them based on the respective outstanding principal amounts of their Notes) an amount equal to the product of (1) a fraction, the numerator of which is the U.S. Dollar equivalent amount of such fee or other consideration paid to such holder of other Debt of the Company and the denominator of which is the U.S. Dollar equivalent amount of outstanding principal amount of such other Debt or, if greater, the total revolving commitments (if applicable) in respect of such other Debt, and (2) the then outstanding principal amount of the Notes (a “Collateral Release”).

(c)A Subsidiary Guarantor shall be automatically released from the Subsidiary Guaranty in accordance with the terms of Section 25 of the Subsidiary Guaranty.

Section 3. Closing.

The execution and delivery of the Note Purchase Agreement shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe St., Chicago, Illinois 60603, at 10:00 a.m. Central time, on July 14, 2011.  The sale and purchase of the Tranche A Notes, Tranche B Notes, Tranche C Notes, Tranche D Notes and Tranche E Notes to be purchased by each Purchaser thereof shall occur at a closing on July 14, 2011 (the “First Closing”), and the sale and purchase of the Tranche F Notes and Tranche G Notes to be purchased by each Purchaser thereof shall occur at a closing on or prior to August 17, 2011, on a date (which shall be a Business Day) as the Company may select with at least 3 Business Days prior written notice to the Purchasers (the “Second Closing”; the First Closing and the Second Closing are each referred to as a “Closing”), in each case at the offices of Chapman and Cutler LLP, 111 West Monroe St., Chicago, Illinois 60603, at 10:00 a.m. Central time.  On each Closing Date, the Company will deliver to each Purchaser the Series 2011A Notes to be purchased by such Purchaser on such Closing Date in the form of a single Series 2011A Note (or such greater number of Series 2011A Notes in denominations of at least $100,000 as such Purchaser may request) dated the applicable Closing Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Account Number 1216201, at M&I Marshall & Ilsley Bank, Milwaukee, WI, ABA Number 075000051, in the Account Name of “Regal-Beloit Corporation”  If, on the Closing Date, the Company shall fail to tender such Series 2011A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this

Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.  Notwithstanding any provision of this Agreement to the contrary, for the avoidance of doubt, (i) the Purchasers of the Tranche F Notes and the Tranche G Notes shall have no further obligations under this Agreement after August 17, 2011 if the Second Closing does not occur on or prior to August 17, 2011 and (ii) the non-occurrence of the Second Closing on or prior to August 17, 2011 shall not constitute a Default or Event of Default.

Section 4. Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Series 2011A Notes to be sold to such Purchaser at the applicable Closing is subject to the fulfillment to such Purchaser’s satisfaction, (a) prior to or at the First Closing, of the following conditions contained in Sections 4.1 through 4.13, inclusive, applicable to the date of the First Closing, and (b) prior to or at the Second Closing, of the following conditions contained in Sections 4.1 through 4.15, inclusive, applicable to the date of the Second Closing:

Section 4.1. Representations and Warranties.

(a)Representations and Warranties of the Company.  The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

(b)Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of the Subsidiary Guarantors in the Subsidiary Guaranty shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default.  The Company and each Subsidiary Guarantor shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by the Company and each such Subsidiary Guarantor prior to or at the Closing, and after giving effect to the issue and sale of the Series 2011A Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing and no Change in Control or Control Event shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 hereof had such Sections applied since such date.

Section 4.3. Compliance Certificates.

(a)Officer’s Certificate of the Company.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)Secretary’s Certificate of the Company.  The Company shall have delivered to such Purchaser a certificate, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate or other entity proceedings relating to the authorization, execution and delivery of the Series 2011A Notes and this Agreement.

(c)Officer’s Certificate of the Subsidiary Guarantors.  Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.

(d)Secretary’s Certificate of the Subsidiary Guarantors.  Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate or other entity proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (a) from Peter C. Underwood, Vice President, Secretary and General Counsel of the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Foley & Lardner LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (c) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Series 2011A Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the FRB) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes.  The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement.

Section 4.7. Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date, the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in

Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each tranche of the Series 2011A Notes to be sold on such Closing Date.

Section 4.9. Changes in Corporate Structure.  Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of organization or, except as reflected in Schedule 4.9, been a party to any merger or consolidation, or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Subsidiary Guaranty.  The Subsidiary Guaranty shall have been duly authorized, executed and delivered by (i) Hub City, Inc., (ii) Jakel Motors Incorporated, (iii) Marathon Special Products Corporation, (iv) Morrill Electric, Inc., (v) Morrill Motors, Inc., (vi) Ramu Inc., (vii) RBC Holding LLC, (vii) RBC Horizon, Inc., (ix) RBC Manufacturing Corporation, (x) RBC Power Electronics, Inc., (xi) Regal-Beloit Flight Service, Inc., (xii) Regal Beloit Logistics, LLC and (xiii) Unico, Inc., shall constitute the legal, valid and binding contract and agreement of each Subsidiary Guarantor and such Purchaser shall have received a true, correct and complete copy thereof.

Section 4.11. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on behalf of the Company on its letterhead confirming the information regarding the Company specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Series 2011A Notes is to be deposited.

Section 4.12. Proceedings and Documents. All corporate and other organizational proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.13. Intercreditor Agreement.  Each Purchaser and each Subsidiary Guarantor shall have duly executed and delivered an acknowledgment, in the form of Exhibit A and/or B to the Intercreditor Agreement, as applicable, and become bound by, and shall have the benefits of, the terms and conditions of the Intercreditor Agreement, and such Intercreditor Agreement shall constitute the legal, valid and binding contract and agreement of each of the parties thereto, and such Purchaser shall have received a true, complete, executed copy thereof.

Section 4.14. Regulatory Approval.  Prior to the Second Closing, the Company shall have received all regulatory approvals to consummate the transactions contemplated by that certain Asset and Stock Purchase Agreement dated as of December 12, 2010 between the Company and A. O. Smith Corporation.

Section 4.15. Modification of Intercreditor Agreement.  Prior to the Second Closing, the Intercreditor Agreement shall not have been amended or modified after the First Closing in any way adverse to the Purchasers of the Tranche F Notes and the Tranche G Notes, as determined by such Purchasers in their sole discretion.

Section 5.Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing (or equivalent) under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing (or equivalent) in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Series 2011A Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes to be issued on the Closing Date have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each such Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has delivered to you and each other Purchaser a copy of a Private Placement Memorandum, dated March, 2011 (as amended, supplemented or otherwise modified prior to the circle date, the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement, the Memorandum, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, in each case, delivered to the Purchasers prior to March 14, 2011 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made on the date when made and as of the Closing Date.  Except as disclosed in the Disclosure Documents, since December 31, 2010, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  There is no liability known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.  For purposes of this Section 5.3, posting of the Memorandum on Intralinks shall constitute delivery of the Memorandum to the Purchasers.

Section 5.4. Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 contains (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(b)All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing (or equivalent) under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact except where the failure to have same would not have a Material Adverse Effect.

(d)No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary except for any such restrictions that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to the absence of footnotes and to changes resulting from year-end adjustments).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Series 2011A Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Series 2011A Notes except for certain filings on form 8-K as may be required by Rule 13a-11 of the Exchange Act.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) Except as disclosed on Schedule 5.8, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws, the USA Patriot Act or any of the other laws and regulations referred to in Section 5.16) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in all Material respects as of the date of this Agreement.  The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2006.

Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties which the Company and its Subsidiaries own or purport to own that individually or in the aggregate are Material, including, if material under GAAP, all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business and/or as otherwise not prohibited by this Agreement if this Agreement were in effect as of the date of such most recent audited balance sheet), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc.  Except as disclosed in Schedule 5.11,

(a)the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others except to the extent any such conflicts would not, individually or in the aggregate, have a Material Adverse Effect;

(b)no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person except to the extent any such infringements would not, individually or in the aggregate, have a Material Adverse Effect; and

(c)there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries except to the extent any such violations would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan while such Plan was sponsored or maintained by the

Company or such ERISA Affiliate in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans) that are sponsored or maintained by the Company or an ERISA Affiliate and that are subject to Code Section 412 or Title IV of ERISA, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $50,000,000 in the aggregate for all Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)The execution and delivery of this Agreement and the issuance and sale of the Series 2011A Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Series 2011A Notes to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on the Company’s behalf has offered the Series 2011A Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 40 other Institutional Investors, each of which has been offered the Series 2011A Notes in connection with a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2011A Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2011A Notes to finance the acquisition described in Section 4.14 and/or for general corporate purposes of the Company.  No part of the proceeds from the sale of the Series 2011A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the FRB (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Debt; Future Liens.  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of June 4, 2011, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries except in the ordinary course of business, and, for the avoidance of doubt, the Series 2011A Senior Notes.  Neither the Company nor any Significant Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Significant Subsidiary, and no event or condition exists with respect to any such Debt of the Company or any Significant Subsidiary, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien prohibited under Section 10.5.

(c)Neither the Company nor any Significant Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Significant Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company, except for this Agreement and as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations.  (a) Neither the Company nor any Affiliated Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or is otherwise a Person officially sanctioned by the United States of America pursuant to any of the regulations administered or enforced by OFAC (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation (including, but not limited to, the International Emergency Economic Powers Act, the USA Patriot Act and CISADA) or executive order relating thereto (including, but not limited to, the Anti-Terrorism Order) (collectively, the “OFAC Sanction Laws”); or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person, or (y) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC, including but not limited to, Iran, Sudan, Cuba, Burma, Syria and North Korea (the “Country Sanctions”); or (iii) a Person subject to the Country Sanctions (each OFAC Listed Person and each other entity described in clause (ii), a “Blocked Person”).

(b)No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person or in violation of any OFAC Sanction Laws.

(c)To the Company’s actual knowledge after making due inquiry, neither the Company nor any Affiliated Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

      (d)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage.  The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18. Environmental Matters.  (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, against the Company for violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(c)Neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.

(d)All buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Notes Rank Pari Passu.  The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Debt (actual or contingent) of the Company.

Section 6. Representations of the Purchaser.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Series 2011A Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof (other than any Notes purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated on the Closing Date which are intended to be resold to a “qualified institutional buyer” pursuant to Rule 144A of the Securities Act), provided that the disposition of such Purchaser’s or such pension or trust funds’ property shall at all times be within such Purchaser’s or such pension or trust funds’ control.  Each Purchaser understands that the Series 2011A Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2011A Notes.

Section 6.2. Accredited Investor.  Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others

(which others are also “accredited investors”).   Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Series 2011A Notes.

Section 6.3. Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2011A Notes to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an Òinvestment fundÓ (within the meaning of Part V of PTE 84-14 (the ÒQPAM ExemptionÓ)) managed by a Òqualified professional asset managerÓ or ÒQPAMÓ (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no person controlling or controlled by the QPAM (applying the definition of ÒcontrolÓ in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.3, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7. Information as to Company.

Section 7.1. Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year),

(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)consolidated statements of income and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to the absence of footnotes and to changes resulting from year-end adjustments, provided that filing with the Securities and Exchange Commission within the time period specified above of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(a), provided further that the Company shall be deemed to have satisfied the requirements of this Section 7.1(a) by filing of such form 10-Q only if it shall have given each Purchaser written notice of such filing;

(b)Annual Statements — within 105 days after the end of each fiscal year of the Company,

(i)a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing, which report shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board or other generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that filing with the Securities and Exchange Commission within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(b), provided further that the Company shall be deemed to have satisfied the requirements of this Section 7.1(b) by filing of such form 10-K only if it shall have given each Purchaser written notice of such filing;

(c)SEC and Other Reports — except for filings referred to in Section 7.1(a) and (b) above, promptly upon filing or sending, to the extent applicable, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder and other than any registration statement on Form S-8 or its equivalent), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided that filing of Form 8-K with the Securities and Exchange Commission within the time periods required by the Exchange Act and the posting of press releases on the Company’s website shall satisfy the obligations under this Section 7.1(c);

(d)Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability, penalty, excise tax or Lien, taken together with any other such liabilities, penalties, excise taxes or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f)Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any written notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(g)Supplements  — promptly and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof; and

(h)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes or such information regarding the Company required to satisfy the requirements of 17 C.F.R. Sec.230.144A, as amended from time to time, in connection with any contemplated transfer of the Notes.

Section 7.2. Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth (which in the case of electronic filing with the Securities and Exchange Commission of any such financial statement shall be by separate delivery of such certificate):

(a)Covenant Compliance — the information (including reasonably detailed calculations where applicable) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2, 10.3(k), 10.3(l), 10.4, 10.5(h), 10.5(j), 10.5(m), 10.6 and 10.7 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage in existence as of the date compliance was required); and

(b)Event of Default — a statement that such officer has reviewed the relevant terms hereof and that such review shall not have disclosed the existence during the quarterly or annual period covered by the statements then being furnished of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company and during normal business hours, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing not to exceed seven (7) visits per year per holder of Notes that is an Institutional Investor; and

(b)Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, at the Company’s election, one or more officers or other representatives of the Company present), all at such times and as often as may be requested.

Section 8. Payment of the Notes.

Section 8.1. Required Prepayments of Series 2011A Notes.  (a)  There are no required prepayments on the Tranche A Notes.  The entire unpaid principal amount of the Tranche A Notes shall become due and payable on July 14, 2021.

(b)There are no required prepayments on the Tranche B Notes.  The entire unpaid principal amount of the Tranche B Notes shall become due and payable on July 14, 2023.

(c)There are no required prepayments on the Tranche C Notes.  The entire unpaid principal amount of the Tranche C Notes shall become due and payable on July 14, 2018.

(d)There are no required prepayments on the Tranche D Notes.  The entire unpaid principal amount of the Tranche D Notes shall become due and payable on July 14, 2021.

(e)There are no required prepayments on the Tranche E Notes.  The entire unpaid principal amount of the Tranche E Notes shall become due and payable on July 14, 2023.

(f)There are no required prepayments on the Tranche F Notes.  The entire unpaid principal amount of the Tranche F Notes shall become due and payable on July 14, 2018.

(g)There are no required prepayments on the Tranche G Notes.  The entire unpaid principal amount of the Tranche G Notes shall become due and payable on July 14, 2021.

Section 8.2. Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the original aggregate principal amount of the Notes in the case of a partial prepayment (or such lesser amount as shall be required to effect a partial prepayment resulting from an offer of prepayment pursuant to Section 10.6), at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount (other than in connection with a prepayment pursuant to Section 10.6) determined for the prepayment date with respect to such principal amount of each Note then outstanding.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated respective Make-Whole Amount, if any due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of each such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to the provisions of Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.  All regularly scheduled partial prepayments made with respect to any Series of Additional Notes pursuant to any Supplement shall be allocated as provided therein.

Section 8.4. Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any paid or prepaid principal amount of any Note.

Section 8.5. Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement (including any Supplement hereto) and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by the Company or an Affiliate pro rata to the holders of the Notes upon the same terms and conditions.  The Company will promptly cancel all

Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount for the Series 2011A Notes.  The term “Make-Whole Amount” means with respect to any Series 2011A Note an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2011A Note minus the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings with respect to the Called Principal of such Series 2011A Note:

“Called Principal” means, the principal of the Series 2011A Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Series 2011A Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal on screen “PX-1” on the Bloomberg Financial Market Service (or such other display as may replace Page PX-1) for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series 2011A Note.

“Remaining Average Life” means the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Series 2011A Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Change in Control.   (a) Notice of Change in Control or Control Event. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.7.  If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes of each Series as described in subparagraph (c) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.7.

(b)Condition to Company Action.  The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.7, accompanied by the certificate described in subparagraph (g) of this Section 8.7, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.7.

(c)Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment

Date”).  If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.7, such date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).

(d)Acceptance; Rejection.  A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(e)Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, and without the payment of any Make-Whole Amount.  The prepayment shall be made on the Proposed Prepayment Date, except as provided in subparagraph (f) of this Section 8.7.

(f)Deferral Pending Change in Control.  The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.7 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.  In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs.  The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).

(g)Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant and subject to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled or, as applicable, will be fulfilled on or prior to the date prepayment becomes due under this Section 8.7; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h)Effect on Required Payments.  The amount of each payment of the principal of the Notes made pursuant to this Section 8.7 shall be applied against and reduce each of the then remaining regularly scheduled principal payments due hereunder with respect to that tranche of Notes prepaid by a percentage equal to the aggregate principal amount of the Notes of such tranche so paid divided by the aggregate principal amount of the Notes of such tranche outstanding immediately prior to such payment.

(i)“Change in Control” Defined.  “Change in Control” means any of the following events or circumstances:

(i)Any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 30% or more of the outstanding shares of common stock of the Company; or

(ii)during any 12-month period, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose election by the Company’s Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company.

(j)“Control Event” Defined.  “Control Event” means:

(i)the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii)the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii)the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

Section 9. Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law.  Without limiting Section 10.9, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA Patriot Act, and the other laws and regulations referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated except for any non-maintenance that would not reasonably be expected to have a Material Adverse Effect.

Section 9.3. Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties necessary to the conduct of their business in reasonably good repair, working order and condition (other than ordinary wear and tear), provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes.  The Company will, and will cause each of its Subsidiaries to, file all Federal and other material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes or governmental charges imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and charges have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need file any such return or pay any such tax or governmental charge if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary in good faith and by appropriate action, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such returns, taxes and governmental charges in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc.  Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect its corporate or other entity existence, and will at all times preserve and keep in full force and effect the corporate or other entity existence of each of its Significant Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and such Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate or other entity existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all Debt outstanding of the Company under each Bank Credit Agreement and all other present and future unsecured Debt (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Company.

Section 9.7. Subsidiary Guarantors.  The Company will cause any Subsidiary which is or which is required by the terms of any Bank Credit Agreement to become a party to, or otherwise guarantee, Debt in respect of any Bank Credit Agreement, to enter into the Subsidiary Guaranty and deliver to each of the holders of the Notes (concurrently with the incurrence of any such obligation pursuant to such Bank Credit Agreement) the following items:

(a)a joinder agreement in respect of the Subsidiary Guaranty;

(b)a certificate signed by an authorized Responsible Officer of the Company making representations and warranties as of the date of such certificate to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(c)an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of the Notes satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 9.8. Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain books of record and account sufficient to enable the preparation of financial statements in accordance with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 9.9. Intercreditor Agreement.  The Company agrees that it will not permit any Subsidiary to have one or more bank credit facilities or other Debt agreements or instruments (a “Designated Debt Agreement”) (or any Suretyship Liabilities with respect to any Designated Debt Agreement of the Company or any other Subsidiary Guarantor) that could permit unsecured Debt to be outstanding thereunder in an aggregate principal amount in excess of 10% of the Company’s consolidated total assets as of the end of the most recent fiscal quarter as to which the Company has delivered financial statements pursuant to Section 7.1 at the time the applicable Designated Debt Agreement becomes effective (the “Threshold Debt Amount”), unless each provider of such Debt (and beneficiaries of any such Suretyship Liabilities and each such

Subsidiary if it is not already a party to the Intercreditor Agreement), becomes a party to the Intercreditor Agreement, in accordance with the terms thereof.  The following Debt shall be excluded from the Threshold Debt Amount: (i) Debt outstanding under overdraft lines of credit incurred in the ordinary course of business, (ii) Debt of Subsidiaries scheduled on Schedule 5.15, and any renewals, extensions or replacements of such Debt, (iii) secured Debt of Subsidiaries, including Securitization Obligations, and (iv) Debt of Subsidiaries as to which the providers of such Debt (and beneficiaries of any related Suretyship Liabilities) are party to the Intercreditor Agreement.

Section 10. Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Consolidated Debt to Consolidated EBITDA.  The Company will not permit the ratio of Consolidated Debt to Consolidated EBITDA as of the last day of any Computation Period to exceed 3.75 to 1.00; provided, however, that the ratio of Consolidated Debt to Consolidated EBITDA may exceed 3.75 to 1.00 as of the last day of any Computation Period during a Transition Period if such ratio of Consolidated Debt to Consolidated EBITDA exceeded 3.75 to 1.00 as of such date as a result of the Company or any Subsidiary creating, assuming, incurring, guaranteeing or otherwise becoming liable in respect of Acquisition Debt (hereinafter referred to as a “Permitted Debt Increase”), so long as (i) the ratio of Consolidated Debt to Consolidated EBITDA as of such date during any Transition Period shall not exceed 4.00 to 1.00, (ii) the Company shall have paid the additional interest as provided in Section 1.2(b), (iii) such Acquisition Debt is not less than $75,000,000, and (iv) a Permitted Debt Increase has not occurred on more than three (3) occasions during any period of five consecutive fiscal years.

Section 10.2. Interest Coverage Ratio.  The Company will not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense as of the last day of any Computation Period to be less than 2.50 to 1.00.

Section 10.3. Subsidiary Debt. The Company will not at any time permit any Significant Subsidiary to have, create, incur, assume or suffer to exist, or otherwise be liable for, any Debt, except:

(a)Debt (or any undrawn commitments of Debt) of any Significant Subsidiary existing as of the date hereof and reflected in Schedule 10.3;

(b)Debt of any Significant Subsidiary secured by Liens permitted by Section 10.5(f), (h), (i) or (j);

(c)Debt of any Significant Subsidiary secured by Liens permitted by Section 10.5(m);

(d)refinancings, extensions or renewals of any of the foregoing Debt or Debt described in clause (f) below, in each case solely to the extent that the principal amount thereof is not increased and so long as the material terms applicable to such Debt as refinanced, extended or renewed are no less favorable to the Company or the applicable Significant Subsidiary, taken as a whole, than the material terms in effect immediately prior to such refinancing, extension or renewal;

(e)Subordinated Debt;

(f)Debt of a Person acquired in connection with an Acquisition, or Debt assumed in connection with the acquisition of any property securing such Debt, in each case that was not incurred in contemplation thereof;

(g)Debt constituting Securitization Obligations permitted by Section 10.4 hereof;

(h)Debt evidenced by the Subsidiary Guaranty;

(i)Suretyship Liabilities of any Significant Subsidiary with respect to Debt of the Company or any other Subsidiary; provided that each Significant Subsidiary obligated under such Suretyship Liability is obligated under the Subsidiary Guaranty and the beneficiaries of such Suretyship Liabilities are party to the Intercreditor Agreement;

(j)Debt in respect of overdraft facilities, employee credit card programs, netting services, automatic clearing house arrangements and other cash management and similar arrangements, in each case in the ordinary course of business;

(k)other unsecured Debt of Domestic Subsidiaries that are Significant Subsidiaries, provided that the aggregate amount of all such Debt shall not at any time exceed an amount equivalent to 5% of the consolidated total assets of the Company and its Subsidiaries, determined as of the last day of the fiscal quarter most recently then ended as to which the Company has delivered financial statements pursuant to Section 7.1; and

(l)other unsecured Debt of Foreign Subsidiaries that are Significant Subsidiaries, provided that, at the time of incurrence thereof, the Company is in pro forma compliance with the covenants set forth in Section 10.1 and Section 10.2 hereof.

Section 10.4. Securitization Obligations.  The Company will not at any time permit the aggregate outstanding amount of Securitization Obligations to exceed the greater of (i) $200,000,000 and (ii) 12% of the consolidated total assets of the Company and its Subsidiaries, determined as of the last day of the fiscal quarter most recently then ended.

Section 10.5. Limitation on Liens.  The Company will not, and will not permit any of its Significant Subsidiaries to, create, incur or permit to exist any Lien on or with respect to any property or asset of the Company or any such Significant Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:

(a)Liens for taxes or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)any attachment or judgment or similar Lien, unless the judgment it secures shall not, within 90 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c)Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not overdue or being contested in good faith by appropriate proceedings) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(d)leases or subleases or licenses or sublicenses granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Significant Subsidiaries, or Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, interfere in any material respect with the ordinary conduct of business of the Company or any Significant Subsidiary;

(e)Liens securing obligations of a Significant Subsidiary to the Company or to a Subsidiary Guarantor;

(f)Liens existing as of the Closing Date and reflected in Schedule 10.5;

(g)Liens arising solely by virtue of any statutory or common law provision or otherwise created in the ordinary course of business relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, including to facilitate the operation of cash pooling, interest set-off and/or sweep accounts; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Significant Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to such depository institution;

(h)Liens granted after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Company or a Significant Subsidiary, including Liens existing on such property at the time of acquisition, construction or improvement thereof or Liens incurred within 365 days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within three hundred sixty-five (365) days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Debt secured by such Lien), the aggregate amount remaining unpaid on all Debt secured by Liens on such property shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the Fair Market Value of such property; and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist; provided that individual financings provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates;

(i)any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Significant Subsidiary, or any Lien existing on any property acquired by the Company or any Significant Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Significant Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(j)any refinancings, extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (f), (h) and (i) of this Section 10.5, to the extent that (i) no additional property shall be encumbered by such Liens and (ii) the unpaid principal amount of the Debt or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, provided that, at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(k)Liens securing Securitization Obligations;

(l)Liens securing hedging arrangements and cash management arrangements, in each case incurred in the ordinary course of business operations and not for speculation; and

(m)other Liens securing outstanding obligations not at any time exceeding the greater of (i) $40,000,000 and (ii) 5% of the consolidated assets of the Company and its Subsidiaries, determined as of the last day of the fiscal quarter most recently then ended as to which the Company has delivered financial statements pursuant to Section 7.1 and, providedfurther that, no such Liens permitted under this Section 10.5(m) may secure any obligations under any Bank Credit Agreement.

Any Lien permitted above on any property may extend to the identifiable proceeds of such property.

Section 10.6. Sale of Assets.  The Company will not, and will not permit any Subsidiary Guarantor to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Subsidiaries; provided, however, that the Company or any Subsidiary Guarantor may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Subsidiaries if such assets are sold in an arms length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net cash proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within 365 days (or, with respect to which the Company has entered into binding commitments within 365 days of such sale, lease or disposition, within 425 days (but only to the extent such amounts are so applied pursuant to such commitments)) of such sale, lease or disposition, in any combination:

(1)to make capital expenditures and/or acquire productive assets used or useful in carrying on the business of the Company and its Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of (including, without limitation, by consummating one or more Acquisitions not prohibited under this Agreement); and/or

(2)to prepay or retire Senior Debt of the Company and/or its Subsidiaries, provided that (i) the Company shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment, but without the payment of any Make-Whole Amount.  Any offer of prepayment of the Notes pursuant to this Section 10.6 shall be given to each holder of the Notes by written notice that shall be delivered not less than fifteen (15) days and not more than sixty (60) days prior to the proposed prepayment date.  Each such notice shall state that it is given pursuant to this Section and that the offer set forth in such notice must be accepted by such holder in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the Ratable Portion for such holder’s Notes.  Each holder of the Notes which desires to have its Notes prepaid shall notify the Company in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of such offer of prepayment.  Prepayment of Notes pursuant to this Section 10.6 shall be made in accordance with Section 8.2 (but without payment of any Make-Whole Amount), except to the extent this Section 10.6 conflicts with Section 8.2.

As used in this Section 10.6, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 15% of the book value of the consolidated assets of the Company and its Subsidiaries, determined as of the end of the fiscal quarter most recently preceding such sale, lease or other disposition as to which the Company has delivered financial statements pursuant to Section 7.1; provided that there shall be excluded from any determination of a “substantial part”, and this Section 10.6 shall not restrict, any (i) sale, lease or disposition of assets in the ordinary course of business of the Company and its Subsidiaries, (ii) any transfer of assets from the Company to any  Subsidiary or from any Subsidiary to the Company or a Subsidiary; (iii) any sale or transfer of property acquired by the Company or any Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by the Company or any Subsidiary if the Company or a Subsidiary shall concurrently or substantially currently with such sale or transfer, lease such property, as lessee, and (iv) dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization.  For purposes of this Section 10.6, the granting of a Lien to secure the repayment of Debt or other obligations shall not, in and of itself, constitute the sale, lease or disposition of property.

Section 10.7. Merger and Consolidation.  The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of related transactions to any Person; provided that:

(1)any Subsidiary Guarantor of the Company may (x) consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, (i) the Company or a Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and in any merger or consolidation involving a Subsidiary, if a Subsidiary Guarantor is not the ultimate surviving or continuing corporation or other entity, such Subsidiary shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and such Subsidiary shall have caused to be delivered to each holder of Notes (A) an opinion of nationally recognized independent counsel (which may be counsel to the Company), to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms (subject to customary assumptions and exceptions) and (B) an acknowledgment from each other Subsidiary Guarantor that the Subsidiary Guaranty continues in full force and effect, or (ii) any other Person so long as the ultimate survivor is a Subsidiary Guarantor, if at such time and after giving effect thereto, no Default or

Event of Default shall have occurred and be continuing, or (y) convey, transfer or lease all or substantially all of its assets in compliance with the provisions of Section 10.6; and

(2)the foregoing restriction does not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of all or substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

(a)the successor formed by such consolidation or the ultimate survivor of such merger or the ultimate Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Entity”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)if the Company is not the Successor Entity, such Successor Entity shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement (and each Supplement thereto) and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Successor Entity shall have caused to be delivered to each holder of Notes (A) an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms (subject to customary assumptions and exceptions) and (B) an acknowledgment from each Subsidiary Guarantor that the Subsidiary Guaranty continues in full force and effect; and

(c)immediately after giving effect to such transaction no Default or Event of Default would exist.

For the avoidance of doubt, the granting of a Lien by the Company or a Subsidiary Guarantor to secure the repayment of Debt or other obligations shall not, in and of itself, constitute a conveyance or transfer of assets pursuant to this Section 10.7.

Section 10.8. Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary Guarantor to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company or another Subsidiary Guarantor) which is on terms, taken as a whole, which are less favorable to the Company or any Subsidiary Guarantor than are obtainable from any Person which is not one of its Affiliates under comparable circumstances, provided that this Section 10.8 shall not prohibit:

(a)capital contributions and distributions with respect to the equity interests of the Company or such Subsidiary Guarantor in the ordinary course of business or any other capital contribution to the Company;

(b)any employment or severance agreement and any amendment thereto entered into by the Company or any Subsidiary Guarantor in the ordinary course of business;

(c)the payment of reasonable directors’ fees and benefits;

(d)the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

(e)non-interest bearing (or below-market interest-bearing) intercompany loans or other advances in the ordinary course of business and consistent with past practice;

(f)the payment of employee salaries, bonuses and employee benefits in the ordinary course of business;

(g)intercompany sales of goods at, or approximately at, cost; or

(h)transactions effected as part of a Permitted Securitization.

Section 10.9. Terrorism Sanctions Regulations.  The Company will not and will not permit any Affiliated Entity to (a) become an OFAC Listed Person or (b) have any investments in, or engage in any dealings or transactions with any Blocked Person.

Section 10.10. Non-Guarantor Domestic Subsidiaries.  Not later than (a) ten (10) Business Days following the consummation of any Acquisition and (b) 45 days after the end of each calendar quarter, take all steps necessary to ensure that Domestic Subsidiaries (excluding Securitization Subsidiaries) that, together with the Company, account for (i) not less than 85% of the total assets of the Company and its Subsidiaries (excluding Securitization Subsidiaries) as of the date of determination, and (ii) not less than 85% of the total revenues of the Company and its Subsidiaries (excluding Securitization Subsidiaries) for the 12-month period ending on the last day of the calendar quarter ended immediately prior to the date of determination, are parties to the Subsidiary Guaranty; provided that no default shall occur under this Section 10.10 if, notwithstanding the minimum percentage specified above, all Domestic Subsidiaries, excluding Securitization Subsidiaries and inactive Subsidiaries, as of such date of determination are parties to the Subsidiary Guaranty.

Section 10.11. Most Favored Lender's Covenant.  If at any time (a) the Company enters into any credit, revolving loan, note or other like agreement under which the Company may incur Debt in excess of $50,000,000, including the Bank Credit Agreements (a “Principal Lending Agreement”) and (b) any such Principal Lending Agreement at any time includes a covenant that expressly limits either: (i) the sale, lease or disposition of assets by the Company and/or any Subsidiary during any period of 12 consecutive months to less than 15% of the book value of the consolidated assets of the Company and its Subsidiaries, or (ii) the incurrence of Debt by any Foreign Subsidiary, in either case which is not contained in this Agreement (including any

Supplement) or if such covenant that is contained in the Principal Lending Agreement is more favorable to such creditors of the Company than a similar covenant contained in this Agreement, then and in such event the Company shall give written notice thereof to each holder of the Notes not later than 10 days following the date of execution of such Principal Lending Agreement or amendment thereof, as the case may be.  Effective on the date of execution of such Principal Lending Agreement or amendment thereof, as the case may be, such covenant (or covenants) and related definitions that are contained in the Principal Lending Agreement (collectively, the “Incorporated Covenants”) shall then and thereupon be deemed to have been incorporated herein and any event of default in respect of any such Incorporated Covenant shall be deemed to be an Event of Default hereunder, subject to all applicable terms and provisions of this Agreement, including, without limitation, the right of the Required Holders to waive or not waive any breach thereof (independent of any right of any other creditor of the Company in respect of any such Incorporated Covenants).  Without limiting the foregoing, any amendment, elimination or termination of any such Incorporated Covenant in accordance with the terms of the subject Principal Lending Agreement (including as a result of the termination of the Principal Lending Agreement) shall then and thereupon constitute an amendment, elimination or termination, as the case may be, of such Incorporated Covenant hereunder.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)the Company defaults in the payment of any principal, or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)the Company defaults in the performance of or compliance with any term contained in Sections 9.9 or 10 or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c), or any Subsidiary Guarantor defaults in the performance of or compliance with any term of the Subsidiary Guaranty beyond any period of grace or cure period provided with respect thereto; or

(d)the Company defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)(i) the Subsidiary Guaranty ceases to be a legally valid, binding and enforceable obligation or contract of a Subsidiary Guarantor (other than upon a release of any Subsidiary Guarantor from the Subsidiary Guaranty in accordance with the terms of Section 2.3(b) or (c) hereof), or any Subsidiary Guarantor or any party by, through or on account of any such Person, challenges the validity, binding nature or enforceability of the Subsidiary Guaranty; or (ii) the Intercreditor Agreement ceases to be a legally valid, binding and enforceable obligation or contract of the Company or any Subsidiary Guarantor for any reason whatsoever (other than in accordance with the terms thereof), including without limitation, a determination by any Governmental Authority or court that the Intercreditor Agreement in invalid, void or unenforceable; or

(f)any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor in this Agreement or the Subsidiary Guaranty or by any officer of the Company or any Subsidiary Guarantor in any writing furnished in connection with the transactions contemplated hereby or by the Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(g)(i) the Company, any Significant Subsidiary or any Subsidiary Guarantor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $1,000,000) on any Debt other than the Notes that is outstanding in an aggregate principal amount of at least $50,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company, any Significant Subsidiary or any Subsidiary Guarantor is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Debt other than the Notes in an aggregate principal amount of at least $50,000,000 or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable, or (iii) any event shall occur with respect to any Securitization Obligations that results in the holder or holders of such obligations, or any trustee or agent for such holder or holders, causing the replacement or resignation of the Company or any of its Subsidiaries as the servicer with respect thereto and the appointment of a new servicer other than the Company or any of its Subsidiaries, provided that this clause (g) shall not apply to Debt that becomes due as a result of a due-on-sale clause in connection with a voluntary sale or transfer of property or assets securing such Debt as long as such Debt is paid within 10 days of becoming due; or

(h)the Company, any Significant Subsidiary or any Subsidiary Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors generally, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i)a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, any Significant Subsidiary or any Subsidiary Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any Significant Subsidiary or any Subsidiary Guarantor, or any such petition shall be filed against the Company, any Significant Subsidiary or any Subsidiary Guarantor, and such petition shall not be dismissed within 60 days; or

(j)a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess of $50,000,000 are rendered against one or more of the Company, any Significant Subsidiary or any Subsidiary Guarantor and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $50,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 12.Remedies on Default, Etc.

Section 12.1. Acceleration.  (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes of every Series then outstanding shall automatically become immediately due and payable.

(b)If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing with respect to any Notes, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.

Upon any Note’s becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate in accordance with the terms of this Agreement and such Note) and (ii) the Make-Whole Amount, if any, determined in respect of such principal amount (to the fullest extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of the Make-Whole Amount, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission.  At any time after the Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of more than 50% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the

Notes, all principal of and the Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate in accordance with the terms of this Agreement and the Notes, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand, accompanied by a reasonably detailed calculation of the amount demanded, such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Exchange; Substitution of Notes.

Section 13.1. Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof in accordance with Section 13.2 and the name and address of each transferee of one or more Notes in accordance with Section 13.2, in each case of which the Company has knowledge, shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series (and of the same tranche if such Series has separate tranches) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such Series originally issued hereunder or pursuant to any Supplement.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.1 and 6.3, provided, that in lieu of Section 6.3 such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

Section 13.3. Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver not more than ten (10) Business Days following satisfaction of such conditions, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.Payments on Notes.

Section 14.1. Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment.  So long as any Purchaser or Additional Purchaser or such Purchaser’s nominee or such Additional Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose for such Purchaser on Schedule A hereto or, in the case of any Additional Purchaser, Schedule A attached to any Supplement pursuant to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by any Purchaser or Additional Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note.

Section 15. Expenses, Etc.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (but limited to reasonable attorneys’ fees of one special counsel for all of the Purchasers) incurred by each Purchaser in connection with such transactions.  The Company further agree to pay all costs and expenses (including reasonable attorneys’ fees of a special counsel for the Purchasers or any Additional Purchasers and, if reasonably required by the Required Holders, local or other counsel) incurred by each Purchaser and each Additional Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement), the Subsidiary Guaranty, the Intercreditor Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), which shall be limited to one counsel for all holders of the Notes so long as no Default or Event of Default shall have occurred and be continuing, including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement (including any Supplement), the Subsidiary Guaranty, the Intercreditor Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement), the Subsidiary Guaranty, the Intercreditor Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.  The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Subsidiary Guaranty, the Intercreditor Agreement, any Supplement or the Notes, and the termination of this Agreement, the Subsidiary Guaranty, the Intercreditor Agreement or any Supplement.

Section 16. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein, in any Supplement, in the Subsidiary Guaranty or in the Intercreditor Agreement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any such Note or portion thereof or interest therein and the payment of any Note and may be relied upon by any subsequent holder of any such Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any Additional Purchaser or any other holder of any such Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement; provided, that the representations and warranties contained in any Supplement shall only be made for the benefit of the Additional Purchasers which are party to such Supplement and the holders of the Notes issued pursuant to such Supplement, including subsequent holders of any Note issued pursuant to such Supplement, and shall not require the consent of the holders of existing Notes.  Subject to the preceding sentence, this Agreement (including every Supplement) and the Notes embody the entire agreement and understanding between the Purchasers and the Additional Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.

Section 17.1. Requirements.  (a) Subject to Sections 17.1(b) and (c), this Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any Purchaser or any holder of Notes unless consented to by such Purchaser or holder of Notes in writing, and (ii) no such amendment or waiver may, without the written consent of (x) prior to the occurrence of the Second Closing, to occur no later than August 17, 2011, all of the Purchasers and holders of Notes and (y) from and after the earlier of the occurrence of the Second Closing or August 17, 2011, all of the holders of Notes at the time outstanding affected thereby, (A) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of the Make-Whole Amount, if any, or of interest on, the Notes, (B) change the percentage of the principal amount of the Notes the holders or Purchasers, as applicable, of which are required to consent to any such amendment or waiver, or (C) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20 or the corresponding provision of any Supplement.

(b)Supplements.  Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with Section 2.2 hereof without obtaining the consent of any holder of any other Series of Notes.

(c)Reduction to Interest Rates.  Notwithstanding anything to the contrary contained in Section 17.1(a) or 2.2, the interest rate (including the time of payment) and Make-Whole Amount (or method of computation thereof) associated with any Series of Notes or any separate tranche of any Series of Notes (if any Series of Notes has more than one separate tranche) may be reduced with the prior written consent of all holders of the Notes of such Series (if such Series of Notes does not have more than one tranche) or all holders of such separate tranche of a Series of Notes, and without any requirement to obtain the prior written consent of the holders of any other Series of Notes or any other tranche of any Series of Notes (if any Series of Notes has more than one separate tranche).

Section 17.2. Solicitation of Holders of Notes.

(a)Solicitation.  The Company will provide each Purchaser or holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement, of the Notes, the Subsidiary Guaranty or the Intercreditor Agreement.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Purchaser or holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of Notes as consideration for or as an inducement to the entering into by any Purchaser or holder of Notes of any waiver or amendment of any of the terms and provisions hereof, any Supplement, the Notes, the Subsidiary Guaranty or the Intercreditor Agreement unless (i) such remuneration is concurrently paid, or (ii) security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each Purchaser or holder of Notes then outstanding even if such Purchaser or holder did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17, other than amendments or waivers effected in accordance with Section 17.1(c), applies equally to all Purchasers or holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the Purchaser or holder of any Note nor any delay in exercising any rights hereunder or under any Note or the Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or the Subsidiary Guaranty, or have directed the taking of any action provided herein or in the Notes or the Subsidiary Guaranty to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.Notices.

Except as otherwise specifically provided herein, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)if to a Purchaser or such Purchaser’s nominee, to such Purchaser or such Purchaser’s nominee at the address specified for such communications in Schedule A to this Agreement, or at such other address as such Purchaser or such Purchaser’s nominee shall have specified to the Company in writing pursuant to this Section 18;

(ii)if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing pursuant to this Section 18,

(iii)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing pursuant to this Section 18, or

(iv)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing or by any Additional Purchaser (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or any Additional Purchaser, may be reproduced by such Purchaser or such Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or such Additional Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or such Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or any Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or such Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or such Additional Purchaser or any Person acting on such Purchaser’s or such Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or such Additional Purchaser other than through disclosure by or on behalf of the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser or such Additional Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser and each Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or such Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser or such Additional Purchaser, provided that such Purchaser or such Additional Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s or such Additional Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s or such Additional Purchaser’s Notes), (ii) such Purchaser’s or such Additional Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser or such Additional Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser or such Additional Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or such Additional Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or such Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or such Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or such Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or such Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or such Additional Purchaser’s Notes, the Subsidiary Guaranty, the Intercreditor

Agreement and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Section 21. Substitution of Purchaser.

Each Purchaser and each Additional Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or such Additional Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser or such Additional Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser or such original Additional Purchaser.  In the event that such Affiliate is so substituted as a Purchaser or an Additional Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser or such original Additional Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” or an “Additional Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser or such original Additional Purchaser, and such original Purchaser or such original Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22. Miscellaneous.

Section 22.1. Successors and Assigns.  All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Sections 8.2 and 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with the covenants set out in this Agreement, any election by the Company to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards Nos. 157 or 159) shall be disregarded and such determination shall be made by valuing such Debt at 100% of the outstanding principal thereof.  Notwithstanding any other provision of this Agreement to the contrary, (a) the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to GAAP as in effect on the date of this Agreement, and (b) for purposes of calculating the amount of the assets of the Company and/or its Subsidiaries as of any date of determination, if an Acquisition has been consummated after the date of the most recent financial statements delivered by the Company pursuant to Section 7.1, then such calculation shall be made on a pro forma basis giving effect to such Acquisition as if it had occurred on the date of such financial statements.

Section 22.4. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*   *   *   *   *

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.  This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours,

Regal-Beloit Corporation

By: /s/ Chalres A. Hinrichs
Name:Charles A. Hinrichs
Title:Vice President and Chief Financial Officer

Accepted as of the date first written above.

Metropolitan Life Insurance Company
on behalf of itself and as investment manager of the entities below:

MetLife Insurance Company of Connecticut
MetLife Investors USA Insurance Company
General American Life Insurance Company
Missouri Reinsurance (Barbados), Inc.
Economy Fire and Casualty Company

                            By:  /s/  C. Scott Inglis
Name: C. Scott Inglis
Title:   Managing Director

Union Fidelity Life Insurance Company

By: MetLife Investment Advisors Company, LLC, its investment adviser

                             By:  /s/  C. Scott Inglis
Name: C. Scott Inglis
Title:   Managing Director

Employers Reassurance Company

By: MetLife Investment Advisors Company, LLC, its investment adviser

                             By:  /s/  C. Scott Inglis
Name: C. Scott Inglis
Title:   Managing Director

Accepted as of the date first written above.

                            First SunAmerica Life Insurance Company
                            Western National Life Insurance Company

By: AIG Asset Management (U.S.), LLC, as
Investment Adviser

                             By:  /s/  Gerald F. Herman
  Name:  Gerald F. Herman
  Title:  Vice President

                             Hartford Life Insurance Company
                             Hartford Accident and Indemnity Company
                         Hartford Casualty Insurance Company

                             By:  Hartford Investment Management Company
                       Their Agent and Attorney-in-Fact

                             By:  /s/  Kenneth Day
Name:  Kenneth Day
Title:    Vice President

                         New York Life Insurance Company

                         By:  /s/  Kathleen A. Haberkern
Name: Kathleen A. Haberkern
Title: Corporate Vice President

Accepted as of the date first written above.

New York Life Insurance and Annuity Corporation

By: New York Life Investment Management LLC,
its Investment Manager

                         By:  /s/  Kathleen A. Haberken
                      Name:  Kathleen A. Haberkern
                      Title:    Director

New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30C)

ByNew York Life Investment Management LLC,
its Investment Manager

                                      By:  /s/  Kathleen A. Haberkern
                      Name:  Kathleen A. Haberkern
                      Title:    Director

New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 3)

ByNew York Life Investment Management LLC,
its Investment Manager

                             By:  /s/  Kathleen A. Haberkern
                      Name:  Kathleen A. Haberkern
                      Title:    Director

Accepted as of the date first written above.

New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 3-2)

ByNew York Life Investment Management LLC,
its Investment Manager

                         By:  /s/  Kathleen A. Haberkern
Name:  Kathleen A. Haberkern
Title:    Director

New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30E)

ByNew York Life Investment Management LLC,
its Investment Manager

                         By:  /s/  Kathleen A. Haberkern
Name:  Kathleen A. Haberkern
Title:    Director

                         Massachusetts Mutual Life Insurance Company

By:Babson Capital Management LLC as Investment Adviser

                         By:  /s/  Elisabeth A. Perenick
Name: Elisabeth A. Perenick
Title:   Managing Director

Accepted as of the date first written above.

                         C.M. Life Insurance Company

By:Babson Capital Management LLC as Investment Adviser

                         By:  /s/  Elisabeth A. Perenick
Name:  Elisabeth A. Perenick
Title:    Managing Director

                         Connecticut General Life Insurance Company

By:CIGNA Investments, Inc. (authorized agent)

                             By:  /s/  Lori E. Hopkins
Name:   Lori E. Hopkins
Title:     Managing Director

                         CIGNA Life Insurance Company of New York

By:CIGNA Investments, Inc. (authorized agent)

By:  /s/  Lori E. Hopkins
             Name:   Lori E. Hopkins
    Title:     Managing Director

                         Life Insurance Company of North America

By:CIGNA Investments, Inc. (authorized agent)

                         By:  /s/  Lori E. Hopkins
                        Name:   Lori E. Hopkins
                        Title:     Managing Director

Accepted as of the date first written above.

                         The Northwestern Mutual Life Insurance Company, a Wisconsin corporation

                         By:  /s/  Jerome R. Baier
                                 Name:  Jerome R. Baier
        Its Authorized Representative

The Prudential Insurance Company of America

    By:  /s/
Vice President

                             Gilbraltar Life Insurance Co., Ltd.

By:Prudential Investment Management (Japan), Inc., as Investment Manager

By:Prudential Investment Management, Inc., as Sub-Adviser

    By:  /s/
Vice President

Prudential Annuities Life Assurance Corporation

By:Prudential Investment Management, Inc., as investment manager

    By:  /s/
Vice President

Accepted as of the date first written above.

                         Physicians Mutual Insurance Company

By:Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:Prudential Private Placement Investors, Inc. (as its General Partner)

                         By:  /s/
                        Vice President

                         United of Omaha Life Insurance Company

   By:  /s/ Justin P. Kavan
Name:  Justin P. Kavan
Title:    Vice President

                         Companion Life Insurance Company

   By:  /s/  Justin P. Kavan
Name:  Justin P. Kavan
Title:    Authorized Signer

The Guardian Life Insurance Company of America

    By:  /s/  Barry Scheinholtz
 Name:  Barry Scheinholtz
 Title:    Senior Director, Private Placements

Accepted as of the date first written above.

Berkshire Life Insurance Company of America

    By:  /s/  Barry Scheinholtz
 Name:  Barry Scheinholtz
 Title:    Senior Director, Private Placements

                         American United Life Insurance Company

   By:  /s/  John C. Mason
Name:  John C. Mason
Title:    Vice President, Fixed Income Securities

                            The State Life Insurance Company

By:American United Life Insurance Company
Its:Agent

    By:  /s/  John C. Mason
Name:  John C. Mason
Title:    Vice President, Fixed Income Securities

Genworth Life Insurance Company

   By:  /s/
Name:
Title:  Investment Officer

Accepted as of the date first written above.

Allstate Life Insurance Company of New York

    By:  /s/  Carrie A. Cazolas
Name:  Carrie A. Cazolas
Title:    Authorized Signatory

    By:  /s/  Steven E. Shebik
Name:  Steven E. Shebik
Title:    Authorized Signatory

    Authorized Signatories

                             Modern Woodmen of America

   By:  /s/  Michael E. Dau
Name:  Michael E. Dau
Title:    Treasurer & Investment Manager

Woodmen of the World Life Insurance Society

    By:  /s/  Mark Schreier
Name:  Mark Schreier
Title:    Exec. VP/Finance & Treasurer

    By:  /s/  Larry R. King
Name:  Larry R. King
Title:    Exec. VP/Field

Accepted as of the date first written above.

                                      Life Insurance Company of the Southwest

    By:  /s/  R. Scott Higgins
Name:  R. Scott Higgins
Title:    Senior Vice President
        Sentinel Asset Management

Southern Farm Bureau Life Insurance Company

    By:  /s/  David Divine
Name:  David Divine
Title:    Portfolio Manager

The Automobile Insurance Company of Hartford, Connecticut

    By:  /s/  Annette M. Masterson
Name:  Annette M. Masterson
Title:    Vice President

Accepted as of the date first written above.

Acacia Life Insurance Company - Closed Block
Ameritas Life Insurance Corp.
First Ameritas Life Insurance Corp. of New York
The Union Central Life Insurance Company

By:Summit Investment Advisors Inc., as Agent

By:  /s/  Andrew S. White
Name:  Andrew S. White
Title:  Managing Director-Private Placements

                             State of Wisconsin Investment Board

    By:  /s/  Christopher P. Prestigiacomo
Name:  Christopher P. Prestigiacomo
Title:    Portfolio Manager

                             Assurity Life Insurance Company

    By:  /s/  Victor Weber
Name:  Victor Weber
                            Title:  Senior Director - Investments